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                                          U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                                              Washington, D.C. 20549                         OMB APPROVAL
                                                                                                   ---------------------------
                                                                                                   OMB Number: 3235-0104
                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         Expires: October 31, 2001
                                                                                                   Estimated average burden
                                                                                                   hours per response......0.5
                                                                                                   ----------------------------

                                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                          Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person           2. Date of Event Re-    4.  Issuer Name and Ticker
                                                   quiring Statement           or Trading Symbol
    Softech, Inc.                                  (Month/Day/Year)
--------------------------------------------------
                                                     April 3, 2002             Workgroup Technology Group (WKGP)
                                                   -------------------     -------------------------------------------------------
                                                   3. IRS Identification   5.  Relationship of Reporting    6.  If Amendment, Date
                                                      Number of Reporting        Person to Issuer                 of Original Filing
    2 Highwood Drive                                 Person, if an Entity       (Check all applicable)           (Month/Day/Year)
---------------------------------------------------  (Voluntary)
       (Street)                                         04-2453033                Director   X  Owner       7. Individual or Joint/
                                                   ----------------------     ---           ---                Group
                                                                                  Officer       Other          (Check Applicable
                                                                              --- (give     --- (specify           Form filed by One
                                                                              title below)      below)         --- Reporting
                                                                                                                   Person
                                                                                 ---------------------------    X  Form filed by
                                                                                                               --- More than One
                                                                                                                   Reporting
Tewksbury            MA             08176                                                                          Person
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  City)            (State)          (Zip)

                                                    TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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----------------------------------------------------------------------------- -------------------------------- ---------------------
1.  Title of Security       2.  Amount of Securities           3.Ownership           4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                  Beneficially Owned             Form: Direct             (Instr. 5)
                                Instr. 4)                      (D) or Indirect
                                                               (I) (Instr. 5)
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Common Stock, $.01 par value         86,500                          D
owned by Softech, Inc.
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Common Stock, $.01 par value        100,000                          D
owned by Greenleaf Capital, Inc.
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Common Stock, $.01 par value
owned by William D. Johnston        100,000                          I                   owned by Greenleaf Capital, Inc.
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----------------------------------------------------------------------------- ------------------------------------------------------
*If the  Form is  filed  by more  than one  Reporting  Person,  see  Instruction 5(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                             (Print or Type Responses)                (Over)
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FORM 3 (CONTINUED)           TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)


------------------------------------------------------- -------------------------------- -------------------------------------- ----
1.  Title of            2. Date Exercisable and      3. Title and Amount of Securities 4. Conver-     5. Owner-     6. Nature of
    Derivative Security    Expiration Date              Underlying Derivative Security    sion or        ship          Indirect
    (Instr. 4)             (Month//Day/Year)            (Instr. 4)                        Exercise       Form of       Beneficial
                                                                                          Price of       Derivative    Ownership
                        --------------------------------------------------------------    Derivative     Security:     (Instr. 5)
                        Date         Expiration       Title           Amount or           Security       Direct (D)
                        Exercisable  Date                             Number of shares                   or Indirect
                                                                                                         (I)
                                                                                                         (Instr. 5)


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Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses: Softech, Inc., Greenleaf Capital, Inc. and William D.  Johnston are filing jointly, because they are members of the same "group", as defined in Section 13(d)(3) of the Exchange Act. William D.
Johnston is the President and sole shareholder of Greenleaf Capital, Inc.

         Softech, Inc.

         /s/ Joseph P. Mullaney                 April 10, 2002
         ----------------------                 --------------
         Joseph P. Mullaney                     Date
         President and CEO

         Greenleaf Capital, Inc.

         /s/ William D. Johnston                April 10, 2002
         -----------------------                --------------
         William D. Johnston                    Date
         President

         /s/ William D. Johnston                April 10, 2002
         -----------------------                --------------
         William D. Johnston                    Date

         ** Signature of Reporting Person


    *  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note:  File three copies of this Form, one of which must be manually signed. If space is insufficient,
       See Instruction 6 for procedure.

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FORM 3 (CONTINUED)

Item 1.  Name and Address of Reporting Person (Designated Filer):

Softech, Inc.                         IRS Number: 04-2453033
2 Highwood Drive
Tewksbury, MA 08176

Item 2.  Date of Event Requiring Statement: April 3, 2002

Item 4.  Issuer Name and Ticker or Trading Symbol:  Workgroup Technology Group (WKGP)

Other Reporting Persons:
-----------------------

Greenleaf Capital, Inc.               IRS Number: 38-3309224
3505 Greenleaf Blvd.
Kalamazoo, MI 49008

William D. Johnston
C/o Greenleaf Capital, Inc.
3505 Greenleaf Blvd.
Kalamazoo, MI 49008
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